Exhibit 5.1

Opinion of Jones Walker LLP

April 16, 2014

Board of Directors
The First Bancshares, Inc.
6480 U.S. Hwy. 98 West
Hattiesburg, MS 39402

Gentlemen:

We have acted as counsel for The First Bancshares, Inc., a Mississippi corporation (the "Company") in connection with the filing of its Registration Statement on Form S-4 (the "Registration Statement") for the registration of 258,844 shares of Common Stock, par value $1.00 per share, of the Company under the Securities Act of 1933 to be issued in connection with the merger of BCB Holding Company, Inc. with and into the Company (the “Merger”).

We have examined the Articles of Incorporation and the amendments thereto, Bylaws, Corporate Minutes and other corporate records and proceedings of the Company relating to its organization and present corporate status, corporate records and documents relating to the Merger, and such other corporate records and documents as we have deemed relevant for purposes of this opinion.

Based on the foregoing, it is our opinion that the shares of Common Stock, par value $1.00 per share, of the Company when issued as described in the Registration Statement will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

This opinion is limited to the laws of the State of Mississippi and the federal laws of the United States of America. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

Sincerely,
JONES WALKER LLP
/s/ Jones Walker LLP